Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Termination Agreement”), is dated as of August 21, 2017 by and among (i) Alliance HealthCare Services, Inc., a Delaware corporation (the “Company”), (ii) THAIHOT Investment Company Limited, a company incorporated under the laws of the Cayman Islands (“THAIHOT”) and (iii) Tahoe Investment Group Co., Ltd., (formerly known as Fujian Thai Hot Investment Co., Ltd., “Tahoe”). Each of the Company, THAIHOT, and Tahoe is referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Standstill Agreement (as defined below).

RECITAL

WHEREAS, the Parties entered into that certain Governance, Voting and Standstill Agreement, dated as of March 29, 2016 (the “Standstill Agreement”);

WHEREAS, Alliance Healthcare Services Merger Sub Limited, a Delaware corporation (the “Merger Sub”), has entered into an agreement and plan of merger, dated April 10, 2017 (the “Merger Agreement”) with the Company, Tahoe, THAIHOT and THAIHOT Investment Company US Limited, a Delaware corporation, pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving corporation (the “Merger”); and

WHEREAS, the Parties, being all parties to the Standstill Agreement, desire to terminate the Standstill Agreement in its entirety immediately following the Effective Time (as such term is defined in the Merger Agreement) of the Merger.

NOW, THEREFORE, the Parties agree as follows:

1.    Termination of the Standstill Agreement. Subject only to the occurrence of the Effective Time, the Parties hereby agree that the Standstill Agreement shall be unconditionally and irrevocably terminated in its entirety and shall be of no further force or effect immediately following the Effective Time of the Merger (the “Termination”), except for Article VII (Confidentiality) and Article VIII (Miscellaneous) of the Standstill Agreement, which shall survive the Termination (collectively, the “Surviving Provisions”).

2.    Release. Each Party, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, the “Releasors”), hereby agrees to, upon the Termination, release, waive and forever discharge each of the other Parties and their respective present and former parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, successors and assigns (collectively, the “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, damages, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured (collectively, “Claims”) which any of the Releasors ever had, now have, or may have against any of the Releasees by reason of any matter, cause, or thing whatsoever arising out of, based upon or relating to the Standstill Agreement other than the obligations under the Surviving Provisions thereof. The foregoing release may be raised as a complete bar to any Claim against any of the Releasees by any of the Releasors, and the Releasees may recover from any of the Releasors all costs incurred in connection with such Claim, including attorney’s fees. Each of the Releasees is irrevocably authorized to produce this Termination Agreement or a copy hereof to any interested party in any proceeding with respect to the matters covered hereby.

3.    Governing Law; Arbitration. This Termination Agreement shall be governed and construed in accordance with the internal laws (without reference to choice or conflict of laws) of the State of Delaware, and each Party hereby submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery of the State of Delaware, or, if the Delaware Court of Chancery is unavailable, any other court of the State of Delaware or, to the extent necessary, any federal court sitting in the State of Delaware. Each Party hereby waives all right to a trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Termination Agreement. Each Party irrevocably consents to the service of any and all process in any such action, suit or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 8.2. of the Standstill Agreement.

4.    Counterparts; Entire Agreement. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. This Termination Agreement sets forth the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes all prior agreements, discussions or documents relating thereto.

5.    Successors. This Termination Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be executed and delivered as of the date first written above.

Alliance HealthCare Services, Inc.

By:	/s/ Percy C. Tomlinson
Name:	Percy C. Tomlinson
Title:	Chief Executive Officer

THAIHOT Investment Company Limited

By:	/s/ Qisen Huang
Name:	Qisen Huang
Title:	Director

Tahoe Investment Group Co., Ltd.

By:	/s/ Qisen Huang
Name:	Qisen Huang
Title:	Director

[Signature Page to the Termination Agreement]